Exhibit 99.1

STONE ENERGY CORPORATION

Announces Temporary Suspension of Drilling Operations and Intention to Drill Deeper at Lighthouse Bayou Prospect

LAFAYETTE, LA. December 8, 2011

Stone Energy Corporation (NYSE: SGY) today announced that the partnership drilling the Lighthouse Bayou prospect in southwestern Louisiana has decided to temporarily suspend drilling operations. The well has reached a total depth of 25,500 feet and, in doing so, has reached the technical limits of the current drilling equipment. Current plans include running protective liner to the current depth, temporarily plugging and abandoning the well, procuring drilling equipment with higher pressure ratings, and returning to drill deeper in 2012 to test the objective Wilcox section.

Stone has an approximately 25% working interest in the prospect. The prospect is Stone’s third exploration well in the Deep Gas play of southwestern Louisiana. The first two prospects, LaPosada and South Erath were discoveries, with initial production expected to occur in the next few months and offset development wells planned in 2012 and 2013, respectively.

Stone Energy is an independent oil and natural gas company headquartered in Lafayette, Louisiana, and is engaged in the acquisition, exploration, exploitation, development and operation of oil and gas properties located primarily in the Gulf of Mexico. Stone is also active in the Appalachia region. For additional information, contact Kenneth H. Beer, Chief Financial Officer, at

337-521-2210-phone, 337-521-9880-fax or via e-mail at CFO@StoneEnergy.com.

Forward Looking Statements

Certain statements in this press release are forward-looking and are based upon Stone’s current belief as to the outcome and timing of future events. All statements, other than statements of historical facts, that address activities that Stone plans, expects, believes, projects, estimates or anticipates will, should or may occur in the future, including future production of oil and gas, future capital expenditures and drilling of wells and future financial or operating results are forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include the timing and extent of changes in commodity prices for oil and gas, operating risks, liquidity risks, political and regulatory developments and legislation, including developments and legislation relating to our operations in the Gulf of Mexico and Appalachia, and other risk factors and known trends and uncertainties as described in Stone’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q as filed with the SEC. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, Stone’s actual results and plans could differ materially from those expressed in the forward-looking statements.